CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 24B-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.
Exhibit 10.32
JOINT DEVELOPMENT AND LICENSING AGREEMENT
     This JOINT DEVELOPMENT AND LICENSING AGREEMENT (this “Development Agreement”) is made effective as of the 15th day of May, 2006 (the “Effective Date”) by and among ILLUMINA, INC., a Delaware corporation having its principal place of business at 9885 Towne Centre Drive, San Diego, California, 92121, including its subsidiary CyVera Corporation, having a place of business at 50 Barnes Park North, Wallingford, CT 06492 (hereinafter collectively referred to as “Illumina”), and DECODE GENETICS, EHF., a limited liability company having its principal place of business at Sturlugata 8, Reykjavik, Iceland (“deCODE”). Illumina and deCODE are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.” Defined terms have the respective meanings set forth in Section 1 hereof.
RECITALS
     1. deCODE possesses certain Intellectual Property, well-phenotyped patient samples, the ability to create well-planned clinically and statistically relevant cohorts studies in the disease states referred to herein, the ability to associate research data generated utilizing those cohorts to enable the discovery and validation of potentially relevant diagnostic content, and has rights to contribute Diagnostic Content.
     2. Illumina possesses certain Intellectual Property and has developed a Diagnostic Platform especially conducive to genotyping multiple SNPs or to assay other relevant diagnostic targets for clinical diagnostics.
     3. Illumina has also developed a Discovery Platform that can facilitate extension of the Diagnostic Content to include other members of the molecular pathways defined by the genes in the Diagnostic Content that may contain variants that further increase the population attributed risk and therefore the value of the corresponding diagnostic.
     4. The Parties desire to enter into an exclusive co-development collaboration to commercialize diagnostic assays, pursuant and subject to the terms of this Development Agreement, whereby (a) deCODE provides Diagnostic Content, (b) Illumina provides the Discovery Platforms to deCODE, (c) Illumina independently develops and commercializes a Diagnostic Platform for deploying the Diagnostic Content, and (d) the Parties co-develop Diagnostic Products for the Diagnostic Platform.
     5. The Parties have executed a Supply Agreement whose terms are contingent upon execution of this Development Agreement. The Supply Agreement covers the terms and conditions for Illumina to supply a Discovery Platform for whole genome genotyping to deCODE.

     NOW, THEREFORE, in consideration of the premises, covenants and agreements set forth herein, and for other good and valuable consideration, the mutual receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:
1. Definitions.
     As used in this Development Agreement, the following terms, whether used in the singular or plural, shall have the following meanings:
     “AAA” shall have the meaning set forth in Section 12.1.
     “Affiliate” shall mean any corporation or other business entity (a) in which a Party owns or controls, directly or indirectly, at least fifty percent (50%) of the outstanding stock or other voting rights entitled to elect directors, or (b) which owns or controls, directly or indirectly, at least fifty percent (50%) of the outstanding stock or other voting rights entitled to elect directors, of a Party, or (c) which is under common control with a Party, through ownership or control of at least fifty percent (50%) of the outstanding stock or other voting rights entitled to elect directors; provided, however, in any country where the local law does not permit foreign equity participation of at least fifty percent (50%), then an “Affiliate” includes any company in which the Party owns or controls or is owned or controlled by, directly or indirectly, the maximum percentage of outstanding stock or voting rights permitted by local law.
     “Allowable Expenses” shall have the meaning set forth in Section 7.3.
     “Bankruptcy Code” shall have the meaning set forth in Section 6.5.
     “BARD1 Breast-cancer associated Variants” shall have the meaning set forth in Appendix 1.
     “Budget” shall mean the annual projected income and related statements for the Development Effort in a particular calendar year or portion thereof, covering, among other things, costs and expenses for capital and facility investments, research and development, additional validation and clinical trials, commercialization and marketing, and to the extent practicable, reasonable estimates for On-going Development Costs and Other Costs.
     “Change in Control” shall mean and shall be deemed to occur if a Party is involved in a merger, reorganization, or consolidation in which its shareholders immediately prior to such transaction would hold less than fifty percent (50%) of the securities or other ownership or voting interests representing the equity of the surviving entity immediately after such merger, reorganization or consolidation, or if there is a sale of all or substantially all of a Party’s assets or business relating to this Development Agreement.

     “Chip” shall mean the HumanHap300 Genotyping BeadChip or substantially equivalent product that permits the genotyping of approximately 317,000 SNP loci per Sample using the Infinium™ Reagents.
     “COGS” shall have the meaning set forth in Section 7.3.
     “Commercially Reasonable Efforts” shall mean, with respect to the efforts to be expended by a Party with respect to any objective, reasonable, diligent, good faith efforts to accomplish such objective as such Party would normally use to accomplish a similar objective under similar circumstances.
     “Confidential Information” shall mean all Know-How or other information, including, without limitation, proprietary information and materials (whether or not patentable) regarding a Party’s technology, products, business information or objectives, that is designated as confidential by the disclosing Party or is treated as confidential by the disclosing Party in the regular course of business.
     “Controlled” shall mean, with respect to any Intellectual Property Right, the possession (whether by license (other than a license granted pursuant to this Development Agreement) or ownership, or by control over an Affiliate having possession by license or ownership) by a Party, of the ability to grant to the other Party access, a license or sublicense without violating the terms of any agreement with any third party.
     “deCODE” shall have the meaning set forth in the preamble to this Development Agreement.
     “deCODE Marks” shall have the meaning set forth in Section 6.1(d).
     “deCODE Patents” shall have the meaning set forth in Section 6.1(a).
     “Development” shall mean the Parties’ activities directed towards the validation, development, analysis, manufacture, achievement of regulatory approval for, and sale and marketing of the Diagnostic Products throughout the world.
     “Development Effort” shall mean the Parties’ Development activities hereunder.
     “Development Agreement” shall have the meaning set forth in the preamble to this Development Agreement.
     “Diagnostic Content” shall mean have the meaning set forth in Appendix 1.
     “Diagnostic Platform” shall mean the Microbead scanner and associated digitally encoded Microbead technology currently in development by Illumina or other relevant technology platforms which the Illumina intends to use for genotyping multiple SNPs or for other relevant diagnostic targets in the clinical diagnostics market.
     “Diagnostic Products” shall mean any commercially available testing kit or service able to detect the Diagnostic Content as set forth in Appendix 1.

     “Discovery Platform” shall mean Illumina’s BeadStation, robots, corresponding LIMS systems and HumanHap300 Genotyping BeadChip or substantially equivalent product that permits the genotyping of approximately 317,000 SNP loci per Sample using the Infinium™ Reagents.
     “Effective Date” shall have the meaning set forth in the preamble to this Development Agreement.
     “Gross Profit” shall have the meaning set forth in Section 7.3.
     “Illumina” shall have the meaning set forth in the preamble to this Development Agreement.
     “Illumina Marks” shall have the meaning set forth in Section 6.2(c).
     “Independent Accountants” shall have the meaning set forth in Section 8.2.
     “Industry Communications” shall mean industry communications and Diagnostic Product press releases, Diagnostic Product branding, commercial trade show positioning and presence, scientific publications and Diagnostic Product related literature.
     “Intellectual Property” shall mean all U.S. and non-U.S. Patents, Know-How, copyrights and other intellectual property and proprietary rights (regardless of whether such rights are registered, unregistered or pending) protectable under the laws of any jurisdiction, together with all rights under applications therefor and registrations thereof.
     “Intellectual Property Subcommittee” shall have the meaning set forth in Section 2.5.
     “Joint Management Committee” shall have the meaning set forth in Section 2.1.
     “Joint Intellectual Property” shall have the meaning set forth in Section 6.4.
     “Know-How” shall mean any information or materials, whether or not patentable and whether stored or transmitted in oral, documentary, electronic or other form, Controlled by a Party during the Term that is necessary or useful for the development, manufacture or commercialization of Diagnostic Products. Know-How may include, without limitation, ideas, concepts, formulas, methods, procedures, designs, plans, documents, data, inventions, discoveries, developments, e-commerce tools, works of authorship, standard operating procedures, quality control testing procedures, customer service software and any information relating to research and development plans, experiments, results, trade secrets (including proprietary processes, inventions, formulae and ideas), and technical, manufacturing, marketing, financial, regulatory, commercial, personnel and other business information and plans, and any scientific, clinical, regulatory, marketing, financial and commercial information or data; in each case, to the extent necessary or useful for the development, manufacture or commercialization of Diagnostic Products.

     “LTA4H” shall have the meaning set forth in Appendix 1
     “LTA4H Pathway Genes” shall have the meaning set forth in Appendix 2.
     “Microbead” shall mean a particle of glass, or other suitable substrate material, having an optically readable digital code therein developed, manufactured and/or sold by Illumina.
     “Net Sales” shall have the meaning set forth in Section 7.3.
     “On-going Development Costs” shall have the meaning set forth in Section 7.3.
     “Operating Profit” shall have the meaning set forth in Section 7.3.
     “Other Costs” shall have the meaning set forth in Section 7.3.
     “Party” shall have the meaning set forth in the preamble to this Development Agreement.
     “Patents” shall mean U.S. and non-U.S. (i) unexpired letters patent (including inventor’s certificates) which have not lapsed or been held invalid or unenforceable by a court or administrative body of competent jurisdiction from which no appeal can be taken or has been taken within the required time period, including, without limitation, any substitution, extension, registration, confirmation, reissue, reexamination, renewal or any like filing thereof and (ii) pending applications for letters patent that have not been the subject of a rejection notice from which an appeal cannot be taken or in respect of which the applicable period of appeal has expired, including, without limitation, any continuation, division or continuation-in-part thereof and any provisional applications.
     “Pricing Guidelines” shall mean the Development’s global pricing strategy and range of pricing for the Diagnostic Products, which are subject to review and revision by the Joint Management Committee at least on an annual basis, taking into consideration, changes in currency exchange rates, market conditions, competitive pricing and industry average sales prices.
     “Progress Reports” shall mean the report generated and reviewed by the Joint Management Committee describing the progress of the Development.
     “Quarter” shall mean a calendar quarter ending on March 31, June 30, September 30 and December 31.
     “Reagents” shall mean the Infinium™ reagent kits that Illumina supplies to allow whole genome genotyping on a Chip.
     “Samples” shall mean an individual human DNA sample collected for deCODE’s internal research purposes.
     “SG&A Allocation” shall have the meaning set forth in Section 7.3.

     “SNP” shall mean a single nucleotide polymorphism.
     “Solely Owned Intellectual Property” shall have the meaning set forth in Section 6.4.
     “Statistical/Informatics Programs” shall have the meaning set forth in Section 6.1(c) and Appendix 6.
     “Supply Agreement” shall mean the agreement entered into between the Parties dated the 10th day of May, 2006.
     “TCF7L2” shall have the meaning set forth in Appendix 1.
     “TCF7L2 Pathway Genes” shall have the meaning set forth in Appendix 3.
     “Term” shall mean the period of time beginning on the Effective Date and ending on the date that this Development Agreement expires in accordance with Section 10.1.
2. Management of Development.
     2.1 Formation of Joint Management Committee; Purposes and Principles. Within fourteen (14) days after the Effective Date, Illumina and deCODE shall establish a committee (the “Joint Management Committee”) that will govern, subject to approval by authorized representatives of the respective Parties, and have overall responsibility for the success of the Development Effort. The purposes of the Joint Management Committee will be (i) to determine the overall strategy for the Development Effort consistent with the terms and conditions of this Development Agreement, (ii) to coordinate the Parties’ activities hereunder, and (iii) to develop, approve and effectuate plans for the Development Effort as provided herein. It is the intent of the Parties to assign responsibilities for the various operational aspects of the Development Effort to those portions of their respective organizations which have the appropriate resources, expertise and responsibility for such functions. The Parties intend that their respective organizations will work together towards the success of the Development Effort.
     2.2 Membership. The Joint Management Committee shall be composed of an equal number of representatives appointed by each Party. The Joint Management Committee shall initially have six (6) members, consisting of three (3) representatives from each Party; provided that the Joint Management Committee may change its size from time to time by unanimous consent of its members. A Party’s representatives shall serve at the discretion of such Party and each Party may replace any of its Joint Management Committee representatives at any time upon written notice to the other Party. Each representative appointed by a Party shall have the requisite experience, knowledge and seniority to be able to make decisions on behalf of such Party with respect to the Development Effort. From time to time, the Joint Management Committee may establish subcommittees or subordinate committees (which may or may not include members of the Joint Management Committee itself) to oversee particular projects or activities, and such subcommittees or subordinate committees shall be constituted and shall operate as the Joint Management Committee agrees until such particular projects or activities are deemed complete or are no longer required as determined by the Joint Management Committee.
     2.3 Meetings of the Joint Management Committee. The Joint Management Committee shall hold meetings at such times as it elects to do so, but in no event shall such meetings be held less frequently than once every Quarter, unless the Parties mutually agree to an alternate schedule. The Joint Management Committee shall meet alternately at Illumina’s facilities in San Diego, California and deCODE’s facilities in Reykjavik, Iceland or at such locations as the Parties may otherwise agree (including by audio or video teleconference with the consent of each Party). With the consent of the representatives of each Party serving on the Joint Management Committee, other representatives of each Party or of third parties involved in the collaboration may attend meetings of the Joint Management Committee as nonvoting participants. Each Party shall be responsible for all of its own expenses of participating in the Joint Management Committee.
     2.4 Specific Responsibilities of the Joint Management Committee. In addition to its overall responsibility for managing the Development Effort, subject to approval by the authorized representative of the respective Parties, the Joint Management Committee shall have exclusive responsibility to:
          [*]
     2.5 Intellectual Property Subcommittee. The Joint Management Committee shall organize the establishment of an Intellectual Property Subcommittee composed of one (1) primary representative appointed by each Party; provided that each Party may choose to appoint a second representative if they so choose. The Intellectual Property Subcommittee shall evaluate subject matter from the Development Effort and make recommendations to the Joint Management Committee regarding whether a patent application(s) should be filed for such subject matter.
     2.6 Financial Manager. Within fourteen (14) days after the Joint Management Committee is established, the Joint Management Committee shall appoint one (1) senior financial manager, whom shall have expertise in the areas of accounting, cost allocation, budgeting and financial reporting. The financial manager shall have the responsibility for administering all financial, budgetary and accounting matters that arise in connection with the Development Effort and/or the Budget, as well as such other duties as may be referred or delegated by the Joint Management Committee, subject to the overall supervision of the Joint Management Committee. It shall be the responsibility of the financial manager to prepare the Budget(s) and, within thirty (30) days following their appointment, shall prepare and recommend to the Joint Management Committee for its review and approval, a Budget for the remainder of calendar year 2006. The Budget will include a breakdown of the operations by month. Thereafter, on or before October 31st of each year the financial manager shall review and amend the Budget for the next calendar year, as appropriate, for recommendation to the Joint Management Committee for its review and approval. During any calendar year, the Budget may only be modified or amended upon written approval of the Joint Management Committee.

     2.7 Decision-Making. All decisions of the Joint Management Committee shall be made by unanimous vote of the Parties, with each Party’s representatives collectively having one (1) vote on behalf of such Party regardless of the number of representatives in attendance. Any deadlocks in disputes arising from the Joint Management Committee, including as to specific activities to be conducted and/or cost estimates of elements of the development and commercialization of Diagnostic Products, shall be promptly referred to designated representatives selected by the Parties’ respective Chief Executive Officers (“Representatives”) or equivalent for resolution. If the Representatives cannot resolve such dispute, the parties shall agree to a binding arbitration process as set forth in Section 12.
     2.8 Management Team. Each Party shall appoint a senior representative (who may or may not be a member of the Joint Management Committee) to act as its project coordinator for all of the activities contemplated under this Development Agreement. Such project coordinators will be responsible for the day-to-day worldwide coordination of the Development Effort and will serve to facilitate communication between the Parties. Such project coordinators will be experienced in project management and diagnostics and have a general understanding of development, regulatory, manufacturing and sales and marketing issues.
     2.9 Clinical Advisory Group. The Parties may consider appointment of an independent clinical advisory group for each diagnostic area for guidance to the Joint Management Committee on the Development and commercialization of the Diagnostic Products.
     2.10 Development Guidelines.
     (a) General. In all matters related to the Development Effort, the Parties shall strive to balance as best they can the legitimate interests and concerns of the Parties and to realize the economic potential of the Diagnostic Products and each Party agrees to use Commercially Reasonable Efforts to carry out the activities assigned to such Party in this Development Agreement and/or by the Joint Management Committee. In conducting activities under this Development Agreement, neither Party shall intentionally prejudice the value of any Diagnostic Product by reason of such Party’s activities outside of the Development Effort; provided that nothing in this Development Agreement is intended to require either Party to limit or prejudice the development or commercialization of products that are not Diagnostic Products. Furthermore, nothing in this Development Agreement shall be construed as restricting such businesses or imposing a duty to market and/or sell and exploit the Diagnostic Products to the exclusion of, or in preference to, any other product or process, or in any way other than in accordance with its normal commercial practices.
     (b) Independence. Subject to the terms of this Development Agreement, the activities and resources of each Party shall be managed by such Party, acting independently and in its individual capacity. Nothing in this Development Agreement shall constitute or create a joint venture, partnership, or any other similar arrangement between the Parties and the Parties owe no fiduciary duty or other duties or obligations to each other by virtue of any relationship created by this Development Agreement. Without limiting the foregoing, the Parties also acknowledge and agree that if it should be determined by a court of competent jurisdiction or by the arbitration panel convened pursuant to Section 12, that notwithstanding the foregoing, such duties exist, the Parties hereby waive same and agree not to assert or rely on same in any proceeding. Neither Party is authorized to act as agent for the other Party nor shall either Party have the power to bind or obligate the other Party in any manner.
     (c) Compliance with Applicable Law. Each Party agrees to conduct all of its activities in furtherance of or in connection with the Development Effort in compliance with all applicable laws and regulations.
     2.11 Actions by Affiliates. Any action required to be performed by a Party under this Development Agreement may be performed by an Affiliate of such Party; provided, however that such Party shall (a) not thereby be relieved of any of its responsibilities under this Development Agreement, and (b) be jointly and severally responsible with such Affiliate for failure by such Affiliate to comply with all relevant restrictions, limitations and obligations in this Development Agreement.
3. Development Plan.
     3.1 The Parties’ intention is to enter into this Development Agreement as a condition to certain of the terms of the Supply Agreement, wherein deCODE will be provided a Discovery Platform and a discount on Chips according to the terms and conditions stated therein. In consideration for the discount offered to deCODE by Illumina in the Supply Agreement and subject to the Development Agreement, deCODE grants Illumina certain rights to develop and market Diagnostic Products, as described in Section 6, containing deCODE Diagnostic Content.
     3.2 Subject to the terms and conditions of this Development Agreement, deCODE and Illumina will hereby agree to undertake the following:
          (a) The Parties will jointly develop Diagnostic Products for the following fields: (1) myocardial infarction; (2) type 2 diabetes; and (3) breast cancer. Development Effort priority will be given to the Diagnostic Product for myocardial infarction.
          (b) To perform the activities set forth in Section 3.2(a), the Parties agree to use Commercially Reasonable Efforts with respect to the following respective undertakings:
(i)	Illumina will develop, manufacture, market and sell Diagnostic Products for deployment on the Illumina Diagnostic Platform;

(ii)	jointly performing clinical validation in additional populations;

(iii)	jointly performing clinical trials for Diagnostic Products;

(iv)	jointly performing the analysis of the results, including the use of any Statistical/Informatics Programs that deCODE has, and

(v)	jointly filing for regulatory approval of the Diagnostic Product(s) with the FDA or equivalent foreign regulatory body.
          The foregoing joint undertakings shall be effected under the supervision of the Joint Management Committee.
          (c) deCODE will provide already assayed samples to further enable the Development Effort.
          (d) The Parties have contemplated that additional variants of the genes in the original Diagnostic Content may be found in Caucasian or other ethnic groups. If such additional variants are found, the Joint Management Committee will evaluate and determine the value in updating the original Diagnostic Products.
          (e) As part of the 100,000 Sample project, as described in the Supply Agreement, deCODE will prioritize running cardiovascular disease, type-2 diabetes and breast cancer patient cohorts on the Illumina Chips within [*] after the Effective Date, and will further include special analysis of the genes of the molecular pathways defined by LTA4H, TCF7L2, and the BARD1 Variants. Appendices 2, 3 and 4 identify known pathway members for LTA4H, TCF7L2 and BARD1, respectively. The Joint Management Committee will evaluate and determine the value of updating the Diagnostic Products.
          (f) If the Joint Management Committee so determines, the Parties will co-develop any updates to the original Diagnostic Products.
     3.3 Development Effort By One Party. The Parties acknowledge that, from time to time during the Term, the Parties may differ as to future developments of Diagnostic Products and one party may elect to discontinue funding the Development Effort of a Diagnostic Product(s). Any such discontinuation shall constitute termination of the terms of this Development Agreement which would otherwise apply to such Development Efforts, and the Party that wishes to proceed with Development Effort shall be free to do so. In such case where one Party desires to proceed and the other Party does not, the Party continuing the Development Effort will: (i) pay all its own costs that result from such action; and (ii) compensate the discontinuing Party with a royalty on sales at [*] of the Operating Profit, after the continuing Party has recovered all of its unreimbursed Development Efforts associated with that Diagnostic Product, applicable to that particular Diagnostic Product then in effect, as currently in effect or otherwise as agreed to by the Parties in an amendment hereto (without any influence from the costs of the continuing Party’s activity) to which the discontinuing Party would otherwise have been entitled. In case an FDA approved test for the LTA4H gene is not launched by [*], assuming such delay is not caused by any action or inaction of deCODE, deCODE shall have the right to develop the test with the platform, manufacturing, launch and/or sales of a third party. Illumina will still receive half of the operating profit as calculated using the value sharing formula in Section 7.3, taking into account the contributions of all three parties.
     3.4 Expansion of Field.
     (a) Right of First Negotiation. For projects that are not previously partnered Illumina shall receive a [*] first right of negotiation to extend its rights beyond those fields and molecular pathways in the area of cardiovascular including all forms of stroke, myocardial infarction, and peripheral arterial disease for the term of [*] from signing the contract. deCODE will negotiate in good faith to enter into a commercially reasonable agreement to do so.
4. Sales and Marketing.
     4.1 Marketing. Illumina will have the primary responsibility for the sale and marketing of the Diagnostic Products and may enter into distribution agreements with third parties. Illumina agrees to consider co-marketing arrangements with deCODE or third party opportunities for distribution proposed by deCODE; provided, that any decision to proceed with such proposals shall be at Illumina’s sole discretion.
     4.2 Illumina will promote the Diagnostic Products in accordance with this Development Agreement. Subject to Section 6.1(d), all Diagnostic Products will be co-branded globally with primary Illumina branding and prominent secondary deCODE branding as approved by the Joint Management Committee.
5. Manufacturing.
     5.1 Illumina Manufacturing. Illumina shall have manufacturing responsibility for the Diagnostic Platforms and all associated consumables for the Diagnostic Products. Illumina will implement the appropriate quality controls for the manufacture of the Diagnostic Platform and Diagnostic Products and may enter into contract manufacturing agreements with third parties in order to satisfy its manufacturing obligations hereunder.
6. Intellectual Property.
     6.1 deCODE Grants.
     (a) deCODE hereby grants to Illumina, under Intellectual Property Controlled by deCODE (other than the deCODE Marks) that, but for the license granted in this Section 6.1(a) would be infringed or otherwise violated, a royalty-free (except to the extent that royalties are owed to third party licensors), worldwide, exclusive right (even as to deCODE, except to the extent necessary for deCODE to satisfy it obligations hereunder) and license, with the right to grant sublicenses only as permitted under Section 6.3, to develop, make, have made, use, offer for sale, sell, have sold and import the Diagnostic Products. An initial list of the patents and patent applications to be licensed pursuant to this subparagraph is listed on the attached Appendix 5, and shall be referred to as “deCODE Patents”. These rights continue even if deCODE were to genotype fewer than the planned 100,000 Samples as anticipated in the Supply Agreement. Such rights shall survive expiration or termination of this Development Agreement if Illumina is the Non-Defaulting Party.
          (b) deCODE hereby grants to Illumina, under all Intellectual Property that (i) deCODE develops during the Term, and (ii) was developed by funding approved by the Joint Management Committee, a perpetual, royalty-free (except to the extent that royalties are owed to third party licensors, in which event such royalties shall be deducted by deCODE in determining COGS), worldwide, co-exclusive right with deCODE and license, with the right to grant sublicenses only as permitted under Section 6.3, to develop, make, have made, use, offer for sale, sell, have sold and import the Diagnostic Products. Any issued patents and patent applications resulting from Intellectual Property invented or discovered pursuant to this Section 6.1(b) and which subject to Section 6.4 are determined to be deCODE Solely Owned Intellectual Property shall be considered to be deCODE Patents. Such rights shall survive expiration or termination of this Development Agreement if Illumina is the Non-Defaulting Party.
          (c) deCODE hereby grants to Illumina during the Term, a limited, royalty-free, non-exclusive right and license, with the right to grant sublicenses only as permitted under Section 6.3, to access and use the Statistical/Informatics Programs, defined in Appendix 6, that were developed by deCODE to define phase of haplotypes based on measured SNPs along with accuracy parameters, for use in the Development Effort.
          (d) deCODE hereby grants Illumina during the Term, a limited, royalty-free, non-exclusive right and license, with the right to grant sublicenses only as permitted under Section 6.3, to the use of certain of its trademarks and service marks, trade names and logos to be specifically identified by deCODE (collectively hereinafter referred to as “deCODE Marks”) solely in connection with the commercialization activities provided for in this Development Agreement. Illumina agrees to comply with deCODE’s guidelines delivered to Illumina from time to time with respect to manner of use, and to maintain the quality standards of deCODE with respect to the goods sold and services provided in connection with the deCODE Marks. Illumina recognizes and agrees that no ownership rights are vested or created by the limited rights of use granted to Illumina in connection with this use of the deCODE Marks, and that all goodwill associated with the use thereof inures to the benefit of deCODE. Further, Illumina shall submit to deCODE any materials bearing the deCODE Marks for review and approval prior to the use thereof and shall make no use of the deCODE Marks without deCODE’s prior written consent. Each Party shall execute any documents required in the reasonable opinion of the other Party for Illumina to be entered as a “registered user”, recorded licensee, or to demonstrate use, of the deCODE Marks, or to be removed as registered user or licensee thereof.
     6.2 Illumina Grants.
          (a) Illumina hereby grants to deCODE a discount on Chips pursuant to the terms and conditions set forth in the Supply Agreement.
          (b) Illumina hereby grants to deCODE, under all Intellectual Property that (i) Illumina develops during the Term, and (ii) was developed by funding approved by the Joint Management Committee, a perpetual, royalty-free (except to the extent that royalties are owed to third party licensors, in which event such royalties shall be deducted by Illumina in determining COGS), worldwide, co-exclusive right with Illumina and license, with the right to grant sublicenses only as permitted under Section 6.3, to develop and use the Diagnostic Products in accordance with this Development Agreement. Such rights shall survive termination of this Development Agreement if deCODE is the Non-Defaulting Party.
          (c) Illumina hereby grants deCODE during the Term, a limited, royalty-free, non-exclusive right and license, with the right to grant sublicenses only as permitted under Section 6.3, to the use of certain of its trademarks and service marks, trade names and logos to be specifically identified by Illumina (collectively hereinafter referred to as “Illumina Marks”) solely in connection with the commercialization activities provided for in this Development Agreement. deCODE agrees to comply with Illumina’s guidelines delivered to deCODE from time to time with respect to manner of use, and to maintain the quality standards of Illumina with respect to the goods sold and services provided in connection with the Illumina Marks. deCODE recognizes and agrees that no ownership rights are vested or created by the limited rights of use granted to deCODE in connection with this use of the Illumina Marks, and that all goodwill associated with the use thereof inures to the benefit of Illumina. Further, deCODE shall submit to Illumina any materials bearing the Illumina Marks for review and approval prior to the use thereof and shall make no use of the Illumina Marks without Illumina’s prior written consent. Each Party shall execute any documents required in the reasonable opinion of the other Party for deCODE to be entered as a “registered user”, recorded licensee, or to demonstrate use, of the Illumina Marks, or to be removed as registered user or licensee thereof.
     6.3 Sublicensing and Extension of Rights. Either Party may, subject to the prior written approval of the other Party on a case-by-case basis, sublicense its rights under the licenses granted pursuant to Section 6.1 or 6.2, as the case may be; provided, however, that no consent or approval shall be required for either Party to extend such a sublicense to its Affiliates and/or third party distributors for Diagnostic Products. All such sublicenses (other than sublicenses to Affiliates and/or third party distributors for Diagnostic Products) shall be granted pursuant to a written agreement that subjects the sublicensee to all relevant restrictions, limitations and obligations in this Development Agreement; provided, that no such sublicensee shall be permitted to further sublicense. A Party sublicensing its rights pursuant to this Section 6.3 shall be jointly and severally responsible with each of its sublicensees (including its Affiliates) for failure by such sublicensee to comply with all relevant restrictions, limitations and obligations in this Development Agreement.
     6.4 Ownership; Reservation of Rights. The Parties shall jointly own all inventions and Intellectual Property developed jointly from projects funded by On-Going Development Costs during the term of this Development Agreement by employees, agents and consultants of deCODE and Illumina, respectively, on the basis of each Party having an undivided interest in the whole (collectively, “Joint Intellectual Property”). Other than Joint Intellectual Property, each Party shall own, to the exclusion of the other Party, all inventions and Intellectual Property developed by such Party, its employees, agents and consultants, regardless of whether funded by On-Going Development Costs (collectively, “Solely Owned Intellectual Property”). For purposes of determining whether an invention or Intellectual Property Right is Joint Intellectual Property or Solely-Owned Intellectual Property, questions of inventorship and/or ownership shall be resolved in accordance with applicable United States laws. Each Party reserves all rights not expressly granted in this Development Agreement, and no licenses are granted by such Party under this Development Agreement, whether by implication, estoppel or otherwise, except as expressly set forth herein and nothing in this Development Agreement is intended to be or should be construed as an assignment of any Intellectual Property Controlled by either Party prior to the Effective Date or thereafter. The Parties shall jointly share the costs associated with prosecution of Joint Intellectual Property.
     6.5 Bankruptcy. All rights and licenses granted pursuant to this Development Agreement are, for purposes of Section 365(n) of Title 11 of the United States Code, as amended, and any foreign equivalents thereof (“Bankruptcy Code”), licenses of rights to “intellectual property” as such term is used in Bankruptcy Code. Each Party in its capacity as a licensor hereunder agrees that, in the event of the commencement of bankruptcy proceedings by or against such Party under Bankruptcy Code, the other Party, in its capacity as a licensee of rights under this Development Agreement, shall retain and may fully exercise all of such licensed rights under this Development Agreement (including the license granted hereunder) and all of its rights and elections under Bankruptcy Code.
     6.6 Infringement by Third Parties. Each Party shall promptly notify the other Party in writing of any suspected, alleged or threatened infringement or violation of any Intellectual Property Controlled by either Party, or of the Joint Intellectual Property, that covers the development, manufacture, use or sale of the Diagnostic Products of which it becomes aware.
          (a) The Party Controlling the Intellectual Property suspected, alleged or threatened to be infringed shall have the right, but not the obligation, to control the prosecution of any infringement or violation. In the event that such Party brings an infringement action in accordance with this Section 6.6(a), the other Party shall cooperate fully, including, if required to bring such action, the furnishing of a power of attorney. If one Party brings any such action or proceeding, the other Party agrees to be joined as a party plaintiff and to give the first Party reasonable assistance and authority to file and prosecute the suit. The costs of any litigation commenced pursuant to this Section 6.6(a), including attorneys’ fees and expenses, shall be borne by the Party commencing such litigation. The Party bringing or threatening such litigation shall be entitled to any recovery realized as a result of any settlement or litigation.
          (b) In respect of Joint Intellectual Property, Illumina shall have the first right, but not the obligation to bring suit and control the prosecution of any infringement or violation. deCODE shall have the right, but not the obligation, before commencement of such action or proceeding, to be joined as a party plaintiff and to be represented separately by counsel of its own choosing. In no event shall Illumina enter into any settlement, consent judgment or other voluntary final disposition which would adversely affect deCODE’s rights under this Development Agreement, without deCODE’s prior written consent, not unreasonably withheld. If Illumina declines to proceed with an infringement suit, deCODE may proceed. The costs of any litigation commenced pursuant to this Section 6.6(b), including attorneys’ fees and expenses, shall be borne by the Party commencing such litigation. The Party bringing or threatening such litigation shall be entitled to any recovery realized as a result of any settlement or litigation. Notwithstanding the foregoing, if the Parties jointly prosecute an infringement action pursuant to this Section 6.6(b) any recovery or damages shall be first used to reimburse the Parties for their respective documented out-of-pocket legal expenses relating to the suit, with any remaining amounts to be shared equally by the Parties.
     6.7 Defense and Settlement of Third-Party Claims Against Diagnostic Products. If a third party asserts that an Intellectual Property right Controlled by it is infringed or otherwise violated by the development, manufacture, use or sale of any Diagnostic Product, the Party first obtaining knowledge of such a claim shall immediately provide the other Party notice of such claim and the related facts in reasonable detail. In such event, except for third party claims covered by Sections 11.5 or 11.6:
          (a) The Parties shall determine how best to control the defense of any such claim (including the bringing of a declaratory judgment action) with respect to the Diagnostic Products;
          (b) The Party receiving the claim shall have the right, but not the obligation, to control such defense, and in such event the other Party shall cooperate in the defense and shall have the right to be represented separately by counsel of its own choice;
          (c) The Party (whether deCODE or Illumina) that controls the defense of a given claim with respect to Diagnostic Products shall also have the right to control settlement of such claim; provided, however, that if one Party controls, no settlement shall be entered into without the consent of the other Party if such settlement would adversely affect the interests of such other Party in a manner different from the interests of the defending Party; and

          (d) The expenses of defending and/or settling a third-party claim relating to Diagnostic Products shall be a shared expense of the Parties.
7. Financial Provisions.
     7.1 Development Funding. Both Parties shall share equally the On-going Development Costs and expenses incurred in performing its obligations under this Development Agreement consistent with the Budgets and other financial considerations included in the responsibilities of the financial manager as approved by the Joint Management Committee pursuant to Sections 2.6 and 2.7.
     7.2 Illumina will have the responsibility for accounts payable, accounts receivable, purchasing, shipping, receiving, and financial reporting for the Diagnostic Products. Both Parties will have responsibility for tracking their On-going Development Costs.
     7.3 Value Sharing. deCODE and Illumina will share in the profits of the collaboration contemplated hereby after subtraction of appropriate costs by both Parties. Illumina will book all revenue from sales of Diagnostic Products. For the purpose of this Development Agreement:
          (a) “Allowable Expenses” shall mean [*]
          (b) “COGS” shall mean [*]
          (c) “Gross Profit” shall mean [*]
          (d) “Net Sales” shall mean [*]
          (e) “On-going Development Costs” shall mean [*]
          (f) “Operating Profit” shall mean [*]
          (g) “Other Costs” shall mean [*]
          (h) “SG&A Allocation” shall mean [*]
          (i) “Commercialization Costs” shall mean [*]
     To the extent that Allowable Expenses exceed Gross Profit, both Parties would share equally in such losses.
     7.4 Profit Share. [*]
     7.5 Reporting and Payment.

          (a) deCODE Reports. deCODE shall prepare an expense report on a monthly basis laying out its Allowable Expenses incurred in the previous month. deCODE shall aim to prepare and submit its expense report to Illumina within five (5) business days of the end of the relevant month but no later than ten (10) business days of the end of the relevant month.
          (b) Illumina Reports. Illumina shall prepare a sales and expense report on a monthly basis laying out the Net Sales, COGS and its Allowable Expenses incurred in the previous month and calculate the Gross Profit and the Parties’ respective allocation of such Gross Profit. Illumina shall prepare and submit its sales and expense report to deCODE within ten (10) business days of the end of the relevant month.
          (c) Payment. The Parties may not have equivalent expenses in a given quarter. It is the intention of the Parties to make a net payment to the Party that incurred more cost in a given Quarter in order to true-up the expenses. This payment will be made within thirty (30) days of the end of the Quarter. Upon commercialization of the Diagnostic Products Illumina shall pay deCODE its share of Operating Profit from commercialization of Diagnostic Products within forty-five (45) days of the end of each Quarter.
     7.6 United States Dollars. All payments required to be made pursuant to this Development Agreement shall be made in United States dollars. All dollar ($) amounts specified in this Development Agreement are United States Dollar amounts. For purposes of computing Operating Profits, all revenues earned or expenses incurred in foreign currencies shall be converted to United States dollars using the same foreign exchange rate Illumina uses for preparing its consolidated financial statements filed with the United States Securities and Exchange Commission. Any benefit or detriment to either Party resulting from currency exchange rate fluctuations shall be shared equally by the Parties.
     7.7 Tax Matters. The Parties shall use all reasonable efforts to reduce or otherwise optimize, in a manner consistent with applicable laws, tax withholding on payments, if any, made pursuant to this Development Agreement. Each Party agrees to cooperate in good faith to provide the other Party with such documents and certifications as are reasonably necessary to enable such other Party to minimize any withholding tax obligations. The Parties will reasonably cooperate in providing one another with documentation of the payment of any withholding taxes paid pursuant to this Section 7.7 and in completing and filing documents required under the provisions of any applicable tax laws or under any other applicable law in connection with the making of any required tax payment or withholding payment, or in connection with any claim to a refund of or credit for any such payment.
8. Records and Audits.
     8.1 Records. Each Party shall keep accurate books and accounts of record relating to the research and development, manufacture, marketing and sale of the Diagnostic Products (including the Operating Profits, number of bases sold, Gross Profit,

Net Sales, COGs and SG&A), in sufficient detail to permit accurate determination of all figures necessary for verification of amounts required to be paid hereunder. Each Party shall maintain such records for a period of at least two (2) years after the end of the calendar year in which they were generated.
     8.2 Audits. During the Term and for one (1) year thereafter, each Party shall permit, upon thirty (30) days’ prior written notice from the other Party, an independent certified public accounting firm of national standing selected by the auditing Party (the “Independent Accountants”) to examine its relevant books and records as may be reasonably necessary to verify the accuracy of any payments or invoicing required to be made hereunder. Such examination shall be limited to the pertinent books and records for any calendar year ending not more than two (2) years before the date of the request. Neither Party shall be entitled to an examination of the other Party’s books and records under this Section 8.2 more than once in any calendar year. The Independent Accountants shall be provided access to such books and records at the audited Party’s facility(ies), as applicable, where such books and records are normally kept and such examination shall be conducted during normal business hours. Either Party may require the Independent Accountants to sign a standard non-disclosure agreement before providing the Independent Accountants access to facilities or records. Upon completion of the examination, the Independent Accountants shall provide to both Parties a written report disclosing whether the reports submitted by the audited Party are correct or incorrect, whether the relevant payments are correct or incorrect, and, in each case, the specific details concerning any discrepancies. No other information will be provided to the auditing Party by the Independent Accountants.
     8.3 Reconciliation. If the review by the Independent Accountants reveals an over- or under-payment under this Development Agreement, then the Parties shall reconcile such payments within thirty (30) days following the delivery of the Independent Accountants’ report pursuant to Section 8.2. The auditing Party shall bear the costs and fees of the Independent Accountants associated with examinations pursuant to Section 8.2; provided, however, that in the event that it is determined by the Independent Accountants that the aggregate amount of payments remitted by the audited Party to the auditing Party during the time period covered by the records reviewed by the Independent Accountants were less than ninety-five percent (95%) of the aggregate amount of payments that should have been paid by the audited Party during such time period, then the audited Party shall reimburse the auditing Party for the fees and expenses of the Independent Accountants with respect to such audit.
     8.4 GAAP. All books and accounts of record required to be kept pursuant to Section 8.1 and all calculations made for the purposes of calculating Operating Profits pursuant to Section 7.3, shall, in each case, be prepared and maintained in accordance with GAAP. However, for purposes of the Development Agreement, expenses recorded related to stock compensations expense will be excluded from all calculations.

9. Confidentiality.
     9.1 Confidentiality. All Confidential Information disclosed by a Party to the other Party during the term of this Development Agreement shall not be used by the receiving Party except in connection with the activities contemplated by this Development Agreement, shall be maintained in confidence by the receiving Party, and shall not be disclosed by the receiving Party to any other person, firm, or agency, governmental or private, without the prior written consent of the disclosing Party, except to the extent that the Confidential Information disclosed by the disclosing Party, as can be demonstrated by the receiving Party’s records however maintained: (a) was known or used by the receiving Party prior to its date of disclosure to the receiving Party; or (b) either before or after the date of the disclosure by the disclosing Party to the receiving Party, is lawfully disclosed to the receiving Party by sources other than the disclosing Party rightfully in possession of the Confidential Information; or (c) either before or after the date of the disclosure to the receiving Party, becomes published or generally known to the public (including information known to the public through the sale of products in the ordinary course of business), without the receiving Party or its sublicensees violating this Section 9.1; or (d) is independently developed by or for the receiving Party without reference to or reliance upon the disclosing Party’s Confidential Information.
     9.2 Remedies. Each Party acknowledges that due to the unique nature of the Confidential Information, any breach of the restrictions contained in this Section 9 is a material breach of this Development Agreement, which may cause immediate and irreparable harm for which money damages would not be an adequate remedy. Any such breach shall entitle the disclosing Party to seek injunctive relief in addition to all remedies that may be available in law, in equity or otherwise.
     9.3 Publicity. Each Party may issue a press release after the execution of this Development Agreement, subject to the provisions of the following sentence. Neither Party shall issue any press release or public announcement relating to the Diagnostic Products or this Development Agreement without the prior written approval of the other Party, which approval shall not be unreasonably withheld, except that a Party may issue such a press release or public announcement if required by Law, including without limitation by the rules or regulations of the United States Securities and Exchange Commission or any stock exchange or Nasdaq; provided that the other Party has received prior notice of such intended press release or public announcement if practicable under the circumstances and the Party subject to the requirement includes in such press release or public announcement only such information relating to the Diagnostic Products or this Development Agreement as is required by such Law; provided that the party subject to the requirement shall use its reasonable and lawful efforts to avoid and/or minimize the degree of such disclosure. The rights of approval and notice granted to a Party in accordance with the preceding sentence shall not apply to subsequent public discussions relating to a press release or public announcement that has previously been reviewed and approved by the other Party, provided that the contents of such subsequent public discussions are substantially similar to the information that has previously been reviewed and approved.

     9.4 Joint Press Release. The Parties will issue a mutually agreed upon joint press release within five (5) days of the Effective Date and will issue mutually agreed upon joint press release at the launch of each Diagnostic Product.
10. Term and Termination.
     10.1 Term. The initial Term of this Development Agreement shall begin on the Effective Date and will continue, unless sooner terminated pursuant to Section 10.2, until the last-to-expire claim of a Patent covering Diagnostic Content.
     10.2 Termination. This Development Agreement may be terminated by a Party (the “Non-defaulting Party”) in the event that the other Party (the “Defaulting Party”): (a) or one or more of its Affiliates materially breaches any term of this Development Agreement, if after written notification the breach is not cured within ninety (90) days, or (b) becomes the subject of a voluntary or involuntary petition in bankruptcy or any proceeding relating to insolvency, receivership, liquidation or composition for the benefit of creditors that is not dismissed within sixty (60) days. If the Defaulting Party disputes it is in material breach, then it may institute an arbitration proceeding as provided in Section 12. If the cure period for material breach expires, and the Non-Defaulting Party terminates this Development Agreement, the Non-Defaulting Party may institute an arbitration proceeding as provided in Section 12 to seek its remedies.
     10.3 Effect of Expiration or Termination.
          (a) All rights and obligations of the Parties set forth herein that expressly or by their nature survive the expiration or termination of this Development Agreement, including provisions of Sections 1, 6.1(a), 6.1(b), 6.2(b), 6.4, 6.5, 8, 9, 10.2, 10.3, 11, 12 and 13 shall continue in full force and effect subsequent to and notwithstanding the expiration or termination of this Development Agreement, until they are satisfied or by their nature expire and shall bind the Parties and their legal representatives, successors, and permitted assigns. Termination of this Development Agreement shall not relieve the Parties of any liability which accrued hereunder prior to the effective date of such termination nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Development Agreement nor prejudice either Party’s right to obtain performance of any obligation.
          (b) If the Development Agreement is terminated pursuant to Section 10.2 and the Non-Defaulting Party wishes to continue with the Development Effort, commercialization and marketing of Diagnostic Products that (i) were under Development or (ii) were commercialized or marketed, at the time of the effective date of the termination, it may do so subject only to the obligation to pay to the Defaulting Party the amounts due under Section 3.3 as they become due; provided, however, in the event that such termination was due to material breach, the Non-Defaulting Party shall only be obligated to pay to the Defaulting Party the amounts due to the discontinuing Party under Section 3.3 as they become due.

11. Representations and Warranties; Limitation of Liability.
     11.1 Mutual Representations and Warranties. Each Party represents and warrants to the other Party that (i) it has the full corporate right, power and authority to enter into this Development Agreement and to perform its obligations hereunder, (ii) the execution of this Development Agreement and the performance of its obligations hereunder does not and shall not conflict with or result in a material breach (including with the passage of time) of any other agreement to which it is a party or by which any of its assets or properties is bound or affected, and (iii) this Development Agreement has been duly executed and delivered by such Party and constitutes the valid and binding agreement of such Party, enforceable against such Party in accordance with its terms, except to the extent that enforceability is limited by public policy or creditors’ rights generally.
     11.3 DISCLAIMER. EXCEPT AS EXPRESSLY PROVIDED IN THIS DEVELOPMENT AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO ANY DIAGNOSTIC PRODUCTS, THE DISCOVERY PLATFORM, THE DIAGNOSTIC PLATFORM OR ANY OTHER PRODUCTS OR SERVICES PROVIDED IN CONNECTION WITH THIS AGREEMENT, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, OR ARISING FROM COURSE OF PERFORMANCE, DEALING, USAGE OR TRADE.
     11.4 Without prejudice to the foregoing, the Joint Management Committee shall approve of the representations and warranties that may be granted to Diagnostic Product customers and the liabilities arising from breaches of such representations and warranties and any insurance obtained to limit such liabilities shall be divided between the Parties.
     11.5 Indemnification by deCODE. deCODE shall indemnify, defend and hold harmless Illumina (including its officers, trustees, employees and Affiliates) against any and all third party claims, losses, damages, costs or liabilities, including attorneys’ fees and court costs, for any loss, damage, injury or loss of life, arising out of the development, manufacture, use or sale of Diagnostic Products under this Development Agreement to the extent attributable to deCODE’s technology, execution of responsibilities under this Development Agreement, negligence or willful misconduct. Illumina shall promptly notify deCODE in writing after Illumina has received notice of any claim under this Section 11.5. deCODE shall have the sole control of the defense, trial and any related settlement negotiations, provided that Illumina may be represented at its own expense by counsel of its own choosing and provided further that deCODE may not enter into any settlement that diminishes the rights or interests of Illumina or requires an admission on the part of Illumina or incurs financial obligation on the part of Illumina, without Illumina’s prior written consent. Illumina shall fully cooperate with deCODE in the defense of any such claim.

     11.6 Indemnification by Illumina. Illumina shall indemnify, defend and hold harmless deCODE (including its officers, trustees, employees and Affiliates) against any and all third party claims, losses, damages, costs or liabilities, including attorneys’ fees and court costs, for any loss, damage, injury or loss of life, arising out of the development, manufacture, use or sale of Diagnostic Products under this Development Agreement to the extent attributable to Illumina’s technology, execution of responsibilities under this Development Agreement, negligence or willful misconduct. deCODE shall promptly notify Illumina in writing after deCODE has received notice of any claim under this Section 11.6. Illumina shall have the sole control of the defense, trial and any related settlement negotiations, provided that deCODE may be represented at its own expense by counsel of its own choosing and provided further that Illumina may not enter into any settlement that diminishes the rights or interests of deCODE or requires an admission on the part of deCODE or incurs financial obligation on the part of deCODE, without deCODE’s prior written consent. deCODE shall fully cooperate with Illumina in the defense of any such claim.
     11.7 LIMITATION OF LIABILITY. EXCEPT FOR VIOLATIONS OF SECTION 9 AND NOTWITHSTANDING ANY PROVISION TO THE CONTRARY IN SECTIONS 11.5 AND 11.6 OF THIS DEVELOPMENT AGREEMENT, IN NO EVENT SHALL EITHER PARTY HERETO BE LIABLE TO THE OTHER FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR MULTIPLE DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS DEVELOPMENT AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES.
12. Arbitration.
     12.1 Any dispute, controversy or claim arising out of or relating to the validity, construction, enforceability or performance of this Development Agreement, including disputes relating to alleged breach or to termination of this Development Agreement and disputes that cannot be resolved by the Joint Management Committee, shall be settled by arbitration administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules, in each case, not inconsistent with the terms of this Development Agreement, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Notwithstanding the above, any disputes, controversies or claims relating in any way to patents, patent applications, trade secrets, know-how or other Intellectual Property or relating to a breach of Section 9 shall not be subject to this Section 12. In the event an arbitration is initiated on an alleged breach, the cure period of Section 10.2 for such alleged breach is stayed pending the outcome of the arbitration, thus preventing the termination of this Development Agreement during the arbitration process.
     12.2 The arbitration shall be conducted in New York, New York by a panel of three (3) arbitrators of the AAA selected as follows: within thirty (30) days after initiation of arbitration, each Party shall select one (1) person to act as arbitrators and the two (2) Party-selected arbitrators shall select a third arbitrator within five (5) days of their appointment. If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be appointed by the AAA as soon as practicable.
     12.3 Each Party shall share equally in the Parties’ total costs of the arbitration, except that each Party shall be responsible for the costs and expenses incurred in presenting its own case to the arbitrators, including attorneys’ fees and expenses. Except to the extent necessary to confirm an award or as may be required by law, neither a Party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties.
     12.4 In no event shall arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable New York statute of limitations.
     12.5 Remedies for Material Breach. At the completion of an arbitration, the arbitrator may declare one party in material breach of this Development Agreement. The arbitrator shall issue an order which will contain provisions to resolve the dispute to return the Development to its pre-notice of breach condition. If such order is implemented, the material breach will be deemed to have been cured. If unsuccessful, and the Development Agreement terminates as a result of the material breach, the arbitrators in their discretion may order a remedy to the Non-defaulting party to allow the Non-Defaulting party to remain in the business of commercializing Diagnostic Products that were Diagnostic Products during the term of this Development Agreement. These remedies could include financial compensation, requirements for continued supply, and/or licenses to Intellectual Property, such that both Parties are fairly compensated. The arbitrators have no authority to prevent either Party from commercializing products that were Diagnostic Products under this Development Agreement.
13. Miscellaneous.
     13.1 Severability. If any provision of this Development Agreement is held invalid or unenforceable, such provision shall be enforced to the maximum extent permissible so as to effect the intent of the Parties, and the remainder of this Development Agreement will continue in full force and effect.
     13.2 Waiver. The failure of either Party to exercise any right granted herein or to require any performance of any term of this Development Agreement or the waiver by either Party of any breach of this Development Agreement shall not prevent a subsequent exercise or enforcement of, or be deemed a waiver of any subsequent breach of, the same or any other term of this Development Agreement.
     13.3 No Third-Party Beneficiaries. Nothing in this Development Agreement is intended to or shall confer upon any person who is not a Party to this Development Agreement any rights, benefits or remedies of any nature whatsoever under or by reason of this Development Agreement, nor shall any such person be entitled to assert any claim hereunder.

     13.4 Export Control. This Development Agreement is made subject to any restrictions concerning the export of products or technical information from the United States of America or other countries which may be imposed upon or related to deCODE or Illumina from time to time. Each Party agrees that it will not export, directly or indirectly, any technical information acquired from the other Party under this Development Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity.
     13.5 Notices. Any notice required or permitted to be given under this Development Agreement shall be in writing, shall specifically refer to this Development Agreement and shall be deemed to have been sufficiently given for all purposes on the third day following the date of mailing if mailed by first class certified or registered mail, postage prepaid and on the date of delivery if by express delivery service or personally delivered. Unless otherwise specified in writing, the mailing addresses of the Parties shall be as described below:

For deCODE:	deCODE genetics, ehf.,
Sturlugata 8
101 Reykjavik
Iceland
Attention: President

With a Copy to:	deCODE genetics, ehf.,
Sturlugata 8
101 Reykjavik
Iceland
Attention: General Counsel

For Illumina:	Illumina, Inc.
9885 Towne Centre Drive
San Diego, CA 92121
Attention: President

With a copy to:	Illumina, Inc.
9885 Towne Centre Drive
San Diego, CA 92121
Attention: Chief Financial Officer
     13.6 Assignment. Neither Party shall assign or transfer this Development Agreement or any rights or obligations under this Development Agreement, whether voluntary, by operation of law or otherwise, without the prior written consent of the other Party, except that either Party may assign or transfer this Development Agreement in its entirety to a successor in connection with the sale of all or substantially all of such Party’s stock, assets or business, provided that such successor agrees in writing to be bound by and perform the obligations of the such Party under this Development

Agreement and is capable of performing such obligations. A Change in Control of a Party shall be deemed to be an assignment to a successor for purposes of this Section 13.6. Any assignment or transfer of this Development Agreement made in contravention of the terms hereof shall be a material breach and shall be null and void. Subject to the foregoing, this Development Agreement shall be binding on and inure to the benefit of the Parties’ respective successors and permitted assigns.
     13.7 Governing Law and Venue. This Development Agreement and performance by the Parties hereunder shall be construed in accordance with the laws in effect in the State of New York, U.S.A., without regard to provisions on the conflicts of laws. Each Party consents to the exclusive jurisdiction of, and venue in, the state and federal courts within New York County, New York, U.S.A.
     13.8 Force Majeure. Neither Party shall be responsible for any failure to perform or delay attributable in whole or in part to any cause beyond its reasonable control (other than any payment obligations), including Acts of God, fire, flood, tornado, earthquake, hurricane, lightning, government actions, actual or threatened acts of war, terrorism, civil disturbance or insurrection, sabotage, labor shortages or disputes, failure or delay in delivery by suppliers or subcontractors, transportation difficulties, shortage of energy or raw materials or equipment, or the other Party’s fault or negligence.
     13.9 Entire Agreement and Modifications. This Development Agreement supersedes all prior communications, transactions, and understandings, whether oral or written, with respect to the subject matter hereof and constitutes the sole and entire agreement between the Parties pertaining to the subject matter thereof. No modification, addition or deletion, or waiver of any of the terms and conditions of this Development Agreement shall be binding on either Party unless made in a written agreement clearly understood by both Parties to be a modification or waiver, and signed by a duly authorized representative of each Party.
     13.10 Counterparts. This Development Agreement may be executed in one or more counterparts, each in the English language and each of which shall be deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.
     13.11 Interpretation. Sections, titles, headings and any table of contents are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation hereof. The Appendices referred to herein shall be construed with and as an integral part of this Development Agreement to the same extent as if they were set forth verbatim herein. As used in this Development Agreement, except as the context may otherwise require, “include,” “includes” and “including” are deemed to be followed by “without limitation,” whether or not they are in fact followed by such words or words of like import; references to any gender include the other; the singular includes the plural and vice versa; and references to “Section” or another subdivision or to an “Appendix” are to a section or subdivision hereof or an “Appendix” annexed hereto. As used herein, the term “business days” shall mean all days other than Saturdays, Sundays or state (recognized in California) or federal holidays. Ambiguities, if any, in this Development Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.
     13.12 Non-solicitation. Without the prior written approval of the other Party, neither Party shall solicit the employment or engagement (as employee, consultant or agent), of any officer, director or employee of the other Party or solicit such person to terminate his or her employment and/or engagement with the other Party prior to twelve (12) months after the termination of this Development Agreement or services of such effected employee, officer or director with either Party. A general advertisement or a request for employment which is initiated exclusively by an officer, director or employee of the other shall not be considered a solicitation pursuant to this Section 13.12.
     IN WITNESS WHEREOF, the Parties hereto have caused this Development Agreement to be executed by their respective authorized officers as of the day and year first written above.

ILLUMINA, INC.
By:
	Name:	Jay Flatley
	Title:	CEO

DECODE GENETICS, EHF.
By:
	Name:	Kari Stefansson
	Title:	CEO

Appendix 1
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Appendix 2
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Appendix 3
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Appendix 4
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Appendix 5
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Appendix 6
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